Generac Announces Planned Credit Facility Refinancing

WAUKESHA, WISCONSIN,  January 10, 2012 (BUSINESS WIRE) –

Generac Holdings Inc. (NYSE: GNRC, the Company), a leading designer and manufacturer of generators and other engine powered products, today reported that Generac Power Systems, Inc. (the Borrower and the Company’s wholly owned subsidiary) is planning to refinance its existing credit facility which is comprised of a Revolver and Term Loan that mature in November 2012 and November 2013, respectively.  The new senior secured credit facility is expected to be comprised of a Revolver, Term Loan A and Term Loan B, and proceeds will be used to refinance the Company’s existing credit facility and for other general corporate purposes.  Final terms and structure of the new credit facility are expected to be determined over the coming weeks.

The Company expects to report total consolidated cash at December 31, 2011 of approximately $93 million, including approximately $57 million at the Borrower, and total outstanding debt at December 31, 2011 of approximately $598 million.  At September 30, 2011, the Company previously reported last-twelve-month’s Net Income and Adjusted EBITDA of $76.1 million and $169.4 million, respectively.  Pro forma for the Magnum Products acquisition that closed on October 3, 2011, last-twelve-month’s Adjusted EBITDA as of September 30, 2011 would be $187.8 million, assuming Magnum Products was acquired on October 1, 2010.  This amount includes $2 million of pro forma cost synergies expected to be implemented during fiscal 2012.  All amounts are unaudited.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.  The company markets and distributes its products primarily under its Generac and Magnum brand names.

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Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could cause them to differ materially from those anticipated in any forward-looking statements, including in particular (i) the Company’s ability to complete, on terms satisfactory to the Company, the negotiations relating to the proposed new credit facility and (ii) the completion of the Company’s financial statement audit as of and for the period ending December 31, 2011 in a manner consistent with expectation.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliation to GAAP Financial Metrics

Adjusted EBITDA

The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's existing credit agreement, dated as of November 10, 2006. Set forth below is a reconciliation of Net Income to Adjusted EBITDA, taking into account certain charges and gains that were taken during the period presented.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Net income to Adjusted EBITDA reconciliation
	12 months ended	9 months ended	9 months ended	Last-Twelve-Months
	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2011
		(unaudited)	(unaudited)	(unaudited)

Net income	$56,913	$38,300	$57,512	$76,125
Interest expense	27,397	20,752	17,830	24,475
Depreciation and amortization	59,440	44,522	41,634	56,552
Income taxes provision	307	237	306	376
Non-cash impairment and other charges (1)	(361)	(217)	2,006	1,862
Non-cash share-based compensation expense (2)	6,363	4,634	5,462	7,191
Write-off of deferred financing costs related to debt extinguishment	4,809	4,180	186	815
Transaction costs and credit facility fees	1,019	850	1,266	1,435
Other	362	245	465	582
Adjusted EBITDA	$156,249	$113,503	$126,667	$169,413

	Magnum Products LTM Adjusted EBITDA			16,373
		Pro forma cost synergies per credit agreement		2,000

		Pro forma LTM Adjusted EBITDA		$187,786

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

SOURCE: Generac Holdings Inc.

For Investor Inquiries:
Generac Holdings Inc.
York Ragen
Chief Financial Officer
262-506-6064